Exhibit 10.30

SEPARATION AND CONSULTING AGREEMENT

Photronics, Inc., its subsidiaries and affiliates (the "Company") and I, Michael J. Luttati, agree as follows:

1.  Resignation of Employment, Directorship. I hereby resign my employment and all positions as an officer and director with the Company effective as of July 21, 2008 (the "Effective Date").  On the Company's next regular pay day, I will receive my last pay check.  My resignation of employment will be treated as a termination "without Cause" for purposes of Section 5(d) of the Employment Agreement between the Company and me, dated May 12, 2005 (the "Employment Agreement").

2.  Separation Benefits. In consideration for my execution of this Agreement and the promises I made herein, and provided that I do not revoke the Agreement during the Revocation Period (as defined in Section 11 below) or otherwise give the Company reason to stop such payments and benefits under Section 9 below, the Company will provide the following (but will not provide any other benefits or payments to me):

          (a)  Pay me, during the period commencing on the Effective Date and ending on the six-month anniversary of the Effective Date (the "Initial Continuation Period"), an amount equal to the lesser of (i) my base salary (at the current rate of $513,000 per annum) ("Base Salary") that I would have received had I remained employed through expiration of the Initial Continuation Period and (ii) $460,000 (the "Initial Severance").  Payment of the Initial Severance will commence in equal installments immediately following the expiration of the Revocation Period through the remainder of the Initial Continuation Period in accordance with the Company's payroll practices in effect on the Effective Date.  The Initial Severance is intended to constitute a "separation pay plan" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations and guidance promulgated thereunder ("Code Section 409A").

          (b)  Pay me, during the period commencing on the first day following the expiration of the Initial Continuation Period and ending on the 18-month anniversary of the Effective Date (the "Additional Continuation Period", and together with the Initial Continuation Period, the "Continuation Period"), an amount equal to the difference between (i) the Base Salary that I would have received had I remained employed through expiration of the Additional Continuation Period and (ii) the Initial Severance (the "Additional Severance"); provided that in the event a "Change of Control" of the Company (as such term is defined in Section 5(e)(i) of the Employment Agreement) occurs prior to the expiration of the Consulting Period (as defined in Section 5 below), the Additional Continuation Period will instead expire on the second anniversary of the Effective Date.  The Additional Severance will be paid in equal installments through expiration of the Additional Continuation Period in accordance with the Company's payroll practices in effect on the Effective Date.

          (c)  Contribute to the cost of my monthly premiums to continue my health and dental insurance coverage under COBRA during the period commencing on the expiration of the Revocation Period and ending on the 360th day following the expiration of the Revocation Period, at the same level it contributes to the premium of active employees.

          (d)  Permit me, to the extent permitted by applicable law and the terms of the plan, to retain my Company provided life insurance policy.

          (e)  Permit me to purchase my Company-provided automobile (the "Company Automobile") at the book value of $24,429.

          (f)  Pay me $40,000 for reasonable outplacement and relocation benefits (the "Outplacement Payment"); provided that the Company will have the right to offset the value of the Company Automobile from the Outplacement Payment.  The Outplacement Payment will be paid to me in a lump sum payment within ten (10) days following expiration of the Revocation Period.

          (g)  Permit me to exercise any of my outstanding Company stock options which are vested as of the Effective Date until the expiration of the Exclusivity Period (as such term is defined in Section 8 of the Employment Agreement).  Company options that have not vested as of the Effective Date shall terminate as of the Effective Date.   I acknowledge and agree a complete and accurate statement of my Company stock options has been provided to me under separate cover prior to the date hereof.

          (h)  Permit me to continue to vest in my outstanding Company restricted stock in accordance with the original vesting schedule during the Consulting Period.  In the event a Change of Control of the Company occurs prior to the expiration of the Consulting Period, all Company restricted stock granted to me shall immediately vest as of the date of the Change of Control.  Any Company restricted stock that remains unvested at the expiration of the Consulting Period shall be forfeited.  I acknowledge and agree a complete and accurate statement of my Company restricted stock has been provided to me under separate cover prior to the date hereof.

3.  Release of Claims.

          (a)  General Release. In consideration of the payments and benefits provided to me under this Agreement, I, on behalf of myself, my heirs, agents, representatives, predecessors, successors and assigns (the "Releasors"), hereby irrevocably   release, acquit and forever discharge the Company and each of its respective agents, employees, representatives, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, investors, employees, attorneys, transferors, transferees, predecessors, successors and assigns, jointly and severally (the "Released Parties") of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Release("Claims"), save and except for the parties' obligations and rights under this Agreement and the Surviving Obligations (as defined in Section 4 below).

          (b)  Specific ADEA Release. In recognition of the consideration set forth in this Agreement, the Releasors hereby release and forever discharge the Released Parties from any and all Claims, the Releasors have or may have arising under any state or federal civil rights or human rights law, or under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, I hereby acknowledge and confirm the following: (a) I was advised in writing by the Company in connection with my termination to consult with an attorney of my choice prior to signing this Agreement, including without limitation, the terms relating to my release of claims arising under ADEA and any other law, rule or regulation referred to above; (b) I was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of my choosing with respect hereto; and (c) I am providing the release and discharge set forth in this Section 3(b) only in exchange for consideration in addition to anything of value to which I was already entitled.

          (c)  No Assignment or Current Claims. I hereby represent and warrant that I have neither assigned any of the Claims being released under this Section 3 nor instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any the Company or any of its officers, employees, directors, shareholders or agents.

4.  Prior Agreements. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive's employment and the termination thereof which the Executive may have had with the Company Group (including, without limitation, the Employment Agreement), but excluding Sections 5(f) (Tax Consideration), 7 (Confidential Information), 8 (Non-Competition) and 9 (Intellectual Property) of the Employment Agreement ("Surviving Obligations"). For the avoidance of doubt, and in consideration for the payments and benefits provided to me under this Agreement, I hereby expressly waive the following under the Employment Agreement: (i) the 30-day notice period pursuant to Section 5(d)(ii), (ii) the right to a lump sum payment pursuant to Section 5(e)(iii) and (iii) the application of Section 5(g)(i) to my Company stock options. I represent that I am not signing this Agreement in reliance on any representation not expressly set forth herein.

5.  Consulting Relationship. In further consideration for the payments and benefits provided to me under this Agreement, I agree to provide consulting services to the Company from the Effective Date until January 31, 2009 (the "Consulting Period"), in accordance with this Section 5. I agree that the benefits provided to me under this Agreement are adequate consideration for both my release of claims under Section 3 above and my promises under this Section 5.  I understand and agree that this Section 5 does not constitute a hiring or employment agreement and that during the Consulting Period, except as otherwise provided for in this Agreement, I will not be eligible for, and I hereby waive any claim to, wages, compensation, or any benefits provided to employees of the Company.

          (a)  Consulting Services. During the Consulting Period, I shall render such consulting services, at such time(s) and place(s) as may reasonably be requested by the Company's Board of Directors or their designee; provided that in no event may my consulting services pursuant to this Section 5 exceed 20% of the average level of services provided by me to the Company over 36 months the immediately preceding the Effective Date.  During the Continuation Period, when I am not performing consulting services for the Company, I shall be free to render services to persons or entities outside the Company, provided that such services do not violate the Surviving Obligations or any other obligation I may have to the Company.

          (b)  Expenses. The Company agrees to reimburse me for reasonable out of pocket expenses incurred by me in connection with the performance of my consulting duties hereunder, provided that my (i) entertainment and meal expenses and (ii) all other expenses which in the aggregate are in excess of $1,000 shall require prior approval by the Company.

6.  Confidentiality of Agreement, Separation. I agree to keep every term of this Agreement confidential and will not hereafter disclose the existence of this Agreement, the fact that this Agreement was being discussed or considered, or the substance or contents of this Agreement to any person or entity other than my attorneys, tax advisors and immediate family, or otherwise as required by subpoena, court order or other legal process.  Upon service to me, or anyone acting on my behalf, of any subpoena, court order or other legal process requiring me to disclose information described in this Section 6, I shall immediately notify the Company and shall cooperate fully with the Company to lawfully resist disclosure of the information prior to actual compliance with the request.   I further agree that I will not make any statement concerning my separation from the Company (or the circumstances surrounding or leading up to my separation) to any reporter, research analyst, or other member of the financial press or investment financial services communities without the prior written approval of the Company as to both the fact and the content of such statement, nor will I disparage the Company to anyone in any way.  The Company agrees that it will not disparage Mr. Luttati to anyone in any way.

7.  Return of Company Property. On or before the Effective Date, I will return to the Company all files, documents, records and copies of the foregoing (whether in hard or electronic form), Company-provided computer and telephone equipment, credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Cmpany in my possession or control, with the exception of the Company Automobile.   The Company will arrange for the prompt return of my personal items from the office.

8.  Cooperation. I agree that I will assist and cooperate with the Company in connection with the defense of prosecution of any claim that may be made against or by the Company, or in connection with any ongoing future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by me, knowledge possesses by me or any act or omission by me.  I further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 8.  The Company agrees to pay me at the rate of $2,000 per day in the event I am requested to cooperate with the Company pursuant to this Section 8; provided that such payment will only be made by the Company to the extent that such request exceeds my consulting obligation during the Consulting Period or occurs after the Consulting Period.  The Company also agrees to reimburse me for any reasonable out of pocket expenses I may incur in complying with this Section 8 at the request of the Company.

9.  Violations. I agree that (a) if I violate any provision of Sections 3, 5, 6, 7, or 8 of this Agreement or any of the Surviving Obligations or (b) if I engage in any conduct during the Continuation Period that would have constituted "Cause" to terminate my employment under Section 5(c) of the Employment Agreement, in addition to any other rights and remedies the Company might have, (i) the Consulting Period and the consulting relationship with the Company under Section 5 of this Agreement will terminate immediately, (ii) all payments and benefits under Section 2 of this Agreement will cease immediately and I will not be entitled to any further payments or benefits of any kind from the Company, and (iii) the Company shall be entitled to obtain an injunction to be issued by any court of competent jurisdiction restraining me form committing or continuing any such violation(s), without the need to post any bond or for any other undertaking or prove the inadequacy of money damages.

10.  Certain Tax Considerations.

          (a)  Code Section 409A.

                (i)  If any provision of this Agreement contravenes Code Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Code Section 409A, I agree that the Company may, in its sole discretion and without my consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Code Section 409A and avoid the imposition of taxes, interest and penalties under Code Section 409A, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A.  I understand that this Section 10 (a)(i) is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

                (ii)  I hereby agree and understand that I am a "specified employee" for purposes of Code Section 409A as of the Effective Date and, as a result, any payment or benefit under this Agreement (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Code Section 409A will not be paid or commence to be paid on any date prior to the commencement of the Additional Continuation Period.  I further agree and understand that in order to comply with the Code Section 409A deferral and timing of payment rules, this Agreement will terminate and be of no further force or effect if I do not sign this Agreement prior to November 1, 2008.

                (iii)  Except as expressly provided otherwise in this Agreement, no reimbursement payable pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement may be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year may affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Code Section 409A.

          (b)  Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes are be required to be withheld pursuant to any applicable law or regulation and all other authorized deductions.

11.  Revocation. The Agreement may be revoked by me within the 7-day period commencing on the date I sign this Release (the "Revocation Period"). In the event of any such revocation, all obligations of the Company under this Agreement will terminate and be of no further force and effect as of the date of such revocation.   No such revocation will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

12.  Effective Date of Agreement. This Agreement shall not become effective until the day following the last day of the Revocation Period.

13.  Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

          if to Executive, to the most recent home address in the records of the Company with a copy to:

          Robert L. Birnbaum
          Foley Hoag LLP
          155 Seaport Boulevard, Boston, MA  02210-2600

          if to the Company:

          Photronics, Inc.
          15 Secor Road, P.O. Box 5226, Brookfield, Connecticut 06804

          Attention:  Corporate Secretary

or to such other address as either party may furnish to the other in writing in accordance with this Section 13.  Notices of change of address shall be effective only upon receipt.

14.  Miscellaneous. This Agreement is not an admission of guilt or wrongdoing by either me or the Company.  Subject to Section 10(a)(i), no provision in this Agreement may be modified, waived, amended or discharged except by a written document signed by me and a duly authorized Company representative.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.  This Agreement binds my Releasors, successors and assigns, and will inure to the benefit of all Released Parties and respective heirs, administrators, representatives, executors, successors and assigns.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  A waiver of any conditions or any provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.  If any of the provisions, terms, and clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, these provisions, terms and clauses shall not be deemed binding upon both parties.    Section headings are intended solely for the convenience of reference only and shall not be a part of this Agreement for any other purpose.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Connecticut.

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT I HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL.

Dated:	7/21/2008

/s/ MICHAEL J. LUTTATI

Photronics, Inc.

Dated:	7/21/2008

By:	/s/ RICHELLE E. BURR

Title:	Vice President
Associate General Counsel
and Assistant Secretary